December 9, 2021

Scharf Multi-Asset Opportunity Fund, a series of Advisors Series Trust
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have been requested by Advisors Series Trust, a Delaware statutory trust with transferable shares (the “Trust”) established under an Amended and Restated Agreement and Declaration of Trust dated October 18, 2018 (the “Declaration”), for our opinion with respect to certain matters relating to the Scharf Multi-Asset Opportunity Fund (the “Acquiring Fund”), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 (“Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Scharf Alpha Opportunity Fund (the “Acquired Fund”), also a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).

We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of The State of New York. We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that, as to applicable law, our opinion is based upon our examination of the Delaware Statutory Trust Act as currently in effect.

Based upon the foregoing, it is our opinion that the shares of the Fund currently being registered under the aforesaid Registration Statement, will be legally issued, fully paid and non-assessable by the Trust, or its creditors subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

December 9, 2021

With respect to the opinion expressed above, we note that, pursuant to Section 5 of Article IV of the Declaration, the trustees of the Trust have the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represent the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

DP/RLS